UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 10, 2010

Date of Report (Date of earliest event reported)

Rovi Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-53413	26-1739297
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

2830 De La Cruz Boulevard

Santa Clara, California 95050

(Address of principal executive offices, including zip code)

(408) 562-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events.

Rovi Corporation’s Board of Directors has authorized the Company to purchase up to $200 million of common stock, in the open market or otherwise, as conditions warrant. This repurchase program replaces the Company’s existing $60 million authorization, and is subject to completion of the note offering announced by press release on March 10, 2010. Purchases under the new program may be made from time to time in the open market, through block trades, in privately-negotiated transactions or otherwise, at management’s discretion. Subject to applicable rules, Company trading window periods and the provisions of the Company’s convertible note hedge, and depending upon general market conditions and other factors, purchases may be commenced, suspended or recommenced at any time. The program does not require the Company to acquire a specific number of shares and does not expire until utilized or otherwise cancelled.

Certain statements in this press release, including but not limited to statements relating to the timing and extent of any stock repurchases, are “forward-looking statements” and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Such factors include, among others, fluctuations in the overall stock market and the price of Rovi stock, the Company’s ability to successfully execute on its strategic plan and customer demand for and industry acceptance of the Company’s technologies and integrated solutions. Such factors are further addressed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and such other documents as are filed with the Securities and Exchange Commission from time to time (available at http://www.sec.gov/). The Company assumes no obligation, except as required by law, to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rovi Corporation
(Registrant)

Date: March 10, 2010	By:	/s/ STEPHEN YU
Stephen Yu
EVP and General Counsel